Exhibit 10.1 to

8-K dated January 2, 2007

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), is entered into and made effective as of the 2nd day of January 2007 by and among Harry R. Holland, III ("Executive") and Seacoast National Bank (the "Bank").

WHEREAS, the Bank desires to employ Executive as Executive Vice President, Commercial Lending of the Bank, and Executive desires to serve in such positions; and

WHEREAS, as an inducement to enter into or continue his employment with the Bank, the Bank desires to enter into this Agreement to set forth the terms of his employment, and to provide for certain payments contingent upon a “Change in Control” (as defined in Section 4(d)); and

WHEREAS, Executive desires to enter into the Agreement and to devote his full time business efforts to the Bank.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

1.  EMPLOYMENT.

(a)  Bank.

The Bank shall employ Executive as Executive Vice President, Commercial Lending with the duties, responsibilities and powers of such office as provided in the Bank’s By-Laws and as assigned to him by the Board of Directors of the Bank in accordance with such duties, responsibilities and powers as are customarily associated with such office, and Executive shall serve the Bank in such capacities during the term of this Agreement. Executive acknowledges that such duties, responsibilities and powers may be changed from time to time by the Board of Directors of the Bank, that the position held by Executive may be changed or Executive's employment may be terminated pursuant to Section 4.

(b)

Executive represents, warrants and covenants to the Bank and the Company that he is available immediately to commence his duties hereunder and that this Agreement and his performance of services hereunder does not breach or conflict with any other agreements or instruments to which Executive is a party or may be bound, and that he shall faithfully and diligently discharge his duties and responsibilities under this Agreement, and shall use his best efforts to implement the policies established by the Board of Directors and the Chief Executive Officer of the Bank.

(c)

During the term of this Agreement, Executive shall devote his full and exclusive business time, attention, energy and skill to the business of the Bank, to the promotion of the interests of the Bank and to the fulfillment of Executive's obligations hereunder.

2.  TERM.

The initial term of this Agreement shall be two (2) years from the date hereof, unless further extended by mutual consent of the Bank and Executive or as provided herein, unless sooner terminated as herein provided.  Unless written notice of non-renewal is given by any party hereto no less than 90 days prior to the initial anniversary hereof or any subsequent anniversary hereof, this Agreement shall automatically be extended on each anniversary for an additional one year term.  In the event of the expiration or non-renewal of this Agreement, and provided Executive remains an employee of the Bank at the time of a Change in Control as defined in Section 4(d) below, the provisions of Sections 4(d), 5(c), 6, 7, 8, 9 and 10 shall survive and remain in full force and effect so as to provide the Executive the Severance Benefits provided herein in the event of a termination by Executive under Section 4(d) following a Change of Control.

3.  COMPENSATION AND BENEFITS.

The Bank shall pay or provide to Executive the following items as compensation for his service hereunder:

(i)

A base salary of $195,000 per year, payable in monthly installments, which base salary may be increased from time to time by the Board of Directors or its Compensation Committee in accordance with normal business practices of the Bank (the “Base Salary”); and

(ii)

Hospitalization insurance (including major medical), long-term disability insurance, and life insurance in accordance with the Bank's insurance plans for its executive officers (“Senior Management”) as such plans may be modified from time to time; and

(iii)

Reasonable country club and social dues that provide potential business development opportunities and benefits to the Bank, in accordance with the Bank’s policies; and

(iv)

The use of a Bank-owned automobile, together with reimbursement of reasonable operating expenses consistent with the Bank’s policies.

The above-stated terms of compensation shall not be deemed exclusive or prevent Executive from receiving any other compensation, including, without limitation, cash bonuses and equity incentives, provided by the Bank and/or Seacoast Banking Corporation of Florida (the “Company”).  Executive shall be entitled to participate in all current and future employee benefit plans and arrangements in which Senior Management of the Bank is permitted to participate.

4.  TERMINATION.

Executives' employment under this Agreement shall terminate:

(a) Death.

Upon Executive's death; or

(b) Disability.

Upon written notice from the Bank to Executive, or from Executive to the Bank, in the event Executive becomes "permanently disabled".  For purposes of this Agreement, Executive shall be deemed "permanently disabled" if he has been disabled by bodily or mental illness, disease, or injury, to the extent that, in the opinion of the Bank’s Board of Directors, he is materially prevented from performing the duties of his employment hereunder, and provided further that such disability has continued substantially for six (6) months.  If requested by the Bank, Executive shall submit to an examination by a physician selected by the Bank for the purpose of determining or confirming the existence or extent of any disability; or

(c) Cause.

Upon written notice from the Bank to Executive for “cause.”  For purposes of this Agreement, "cause" shall be (i) a willful and continued failure by Executive to perform his duties as provided in Section 1 above (other than due to disability); or (ii) a breach by Executive of his duties of loyalty, care or good faith to the Bank; or (iii) a willful violation by Executive of any provision of this Agreement; or (iv) a conviction or the entering of a plea of nolo contendere or similar plea by Executive for any felony or any crime involving fraud, dishonesty or a breach of trust; or (v) a breach of the Bank's Code of Ethics, or (vi) commission by Executive of a willful malicious act or gross negligent act which causes material harm to the Bank; or (vii) habitual absenteeism, alcoholism or other form of drug or other addiction; or (viii) any violation of laws or regulations such that Executive ceases to be eligible to serve as an executive officer of a depository institution or a depository institution holding company; or (ix) Executive becomes ineligible to be bonded at costs consistent with the Bank’s other senior officers.  In addition, if Executive shall terminate his employment for a breach or an alleged breach of this Agreement by the Bank in accordance with Section 4(e), and it is ultimately determined that no reasonable basis existed for Executive's termination on account of the alleged default of the Bank, such event shall be deemed to be for “cause” pursuant hereto.

Any notice of termination of Executive's employment with the Bank for cause shall set forth, in reasonable detail, the facts and circumstances claimed to provide the basis for termination of his employment under the provisions contained herein; or

(d)  Change

       in Control.

Upon written notice by Executive to the Bank following a "Change in Control" (as defined in this Section 4(d)), provided Executive terminates his employment after sixty days but within one (1) year following the effective date of such Change in Control.  Subject to the limitations set forth in the next succeeding paragraph, for purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (i) the Bank or the Company shall become a direct or indirect subsidiary of, or shall be merged or consolidated with or into another entity, which entity is neither controlled by the Company nor the Bank or if 51% or more of the shares of capital stock of the Company or the Bank (or any successor to the Company or the Bank) entitled to vote in the election of directors (the “Voting Securities”) are not held by persons who were shareholders of the Bank or Company immediately before the transaction; or (ii) all or substantially all of the assets of the Bank or Company shall be sold or transferred to a person or entity, which person or entity is neither controlled by the Bank or Company, or if 51% or more of the Voting Securities are not held by persons who were shareholders of the Bank or Company immediately prior to the asset sale; or (iii) any "person"  (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder), or any “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder), who is/are not, at the date hereof, beneficial owners (individually or collectively) of 10% or more of the Voting Securities become(s) the "beneficial owner" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of securities of the Bank or the Company representing 51% or more of the Voting Securities.

Notwithstanding the foregoing, a Change in Control shall not include (i) any circumstance set forth in the preceding paragraph to the extent the triggering event is a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Bank; or (ii) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities; or (iii) an acquisition by the Company or the Bank which reduces the number of Voting Securities outstanding and thereby results in any person or group acquiring beneficial ownership of more than 51% of the outstanding Voting Securities; provided, that if after such acquisition by the Company or the Bank such person becomes the beneficial owner of additional Voting Securities that increases the percentage of outstanding Voting Securities beneficially owned by such person, a Change in Control shall then occur; or (iv) a transaction in which Voting Securities are acquired from the Company or the Bank, if a majority of the Incumbent Directors (as defined below) approve a resolution providing expressly that the acquisition pursuant to this clause (iv) does not constitute a Change in Control under Section 4(d).  For purposes hereof, “Incumbent Directors” shall mean individuals who, at the date of any transaction that would constitute a Change in Control, constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director after such date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board of Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director.

Any notice of termination of Executive's employment with the Bank or the Company for a Change in Control shall set forth, in reasonable detail, the facts and circumstances claimed to provide the basis for termination of his employment under the provisions contained herein; or

(e) Breach.

Upon written notice from Executive to the Bank of the Bank's failure to comply with any material provision of this Agreement, provided that the Bank shall have thirty (30) days from the receipt of such notice to cure any such failure under this Agreement.  If such failure shall be cured, Executive shall have no right to terminate his employment under the provisions of this Section 4(e).

Any notice of termination of Executive's employment with the Bank or the Company for breach under this Section 4(e) shall set forth, in reasonable detail, the facts and circumstances claimed to provide the basis for termination of his employment under the provisions contained herein; or

(f)  Change in

Organizational

Responsibilities.

Upon written notice from Executive to the Bank, in the event that (i) Executive is not elected Executive Vice President of the Bank with the duties and powers which have been assigned previously to Executive, or in the event the duties and powers previously assigned to Executive by the Board of Directors are materially reduced, such that Executive’s ability to exercise strategic direction and authority substantially equivalent to the Executive’s level of experience and previously assigned powers and responsibilities, including policy formation and execution, direct management responsibilities over employees, credit authority and approval of credits under the Executive’s scope of control, and profit/loss responsibilities for the areas under the direct management and leadership of Executive; or (ii) a significant change in management reporting relationships of Executive to the Bank takes place, where the new reporting relationship would be to a lower level executive compared to the current management hierarchy reporting relationship; or (iii) the Bank abandons the specific product line and execution strategy that Executive is responsible for after a determination by the Board of Directors that such product line and execution strategy is not aligned with the Bank’s long term strategic plan.  The Bank shall have thirty (30) days from the receipt of such notice to cure any such failure under this Agreement.  If such failure shall be cured, Executive shall have no right to terminate his employment under this Section 4(f).

Any notice of termination of Executive's employment with the Bank or the Company for breach under this Section 4(f) shall set forth, in reasonable detail, the facts and circumstances claimed to provide the basis for termination of his employment under the provisions contained herein.

(g)  Effect of

Expiration on

Non-Renewal.

Absent a notice of termination, the expiration or non-renewal of this Agreement shall not effect a termination of Executive’s employment by the Bank, which shall continue on an “at will” basis.

5.  COMPENSATION AND BENEFITS PAYABLE UPON TERMINATION

(a)  Death.

Upon Executive's death, the Bank shall pay Executive's Base Salary through the date of Executive’s death as well as any other compensation to which Executive is then entitled.  In addition, the Bank shall continue to pay for and provide to Executive's spouse and eligible dependents hospitalization insurance premiums (including major medical), long term disability premiums and life insurance premiums for a period of two (2) years or until their earlier death(s).

(b)  Permanent

      Disability.

In the event Executive becomes permanently disabled and is terminated pursuant to Section 4(b) above, the Bank shall pay to Executive the Base Salary through the Termination Date, provided that such payments shall be reduced by any amounts received by Executive under the Bank's long term disability plan or from any other collateral source payable due to disability including, without limitation, social security benefits.

(c) Termination. If Executive's employment shall be terminated by Executive pursuant to Section 4(e) or (f), or by the Bank for any reason other than for cause, death or disability, the Bank shall continue to pay to Executive or his estate or beneficiaries, his Base Salary, together with any Cash Bonuses earned and calculated as set forth in the immediately following sentence, in equal monthly installments, for a period of one (1) year following the date of termination.  “Cash Bonuses” means the average annual bonus earned during the Executive’s latest two years of employment with the Company, including any first year signing bonus, or if the Executive has been employed for less than two years, the cash bonus, including any signing bonus which has been earned in the first year of employment.  In the event of a termination pursuant to Section 4(d), the Bank (or its successor) shall pay the Executive a total of two (2) times the sum of his Base Salary plus Cash Bonus, which shall be payable in twenty-four (24) equal monthly installments over the two (2) years following such termination.  In addition, in each case under this Section 5(c), the Bank shall continue to pay the Executive or his spouse and eligible beneficiaries, hospitalization insurance premiums (including major medical), long term disability premiums and life insurance premiums for a period of two (2) years or until his earlier death.  The compensation and benefits payable under this Section 5(c) are hereinafter referred to as "Severance Benefits", and the applicable periods over which the Base Salary plus Cash Bonuses are payable under this Section 5(c) are referred to respectively as the “Restricted Period”.

The payment of Severance Benefits is in recognition and consideration of the value of continued services by Executive to the Bank and is not in any way to be construed as a penalty or damages.  Executive shall not be required to mitigate the amount of any payment of Severance Benefits by seeking other employment or otherwise.  The payment of Severance Benefits shall not affect any other sums or benefits otherwise payable to Executive under any other employment compensation or benefit or welfare plan of the Bank.

(d) Other

   Termination.

In the event termination is, for any reason other than as described in Section 5(a), (b), or (c) above, the Bank shall pay Executive his Base Salary through the Termination Date and no other compensation or benefits shall be paid to Executive hereunder; provided, however, that nothing herein shall be deemed to limit his vested rights under any other benefit, retirement, stock option or pension plan of the Bank or the Company, and the terms of those plans, programs or arrangements shall govern.

6.  NON-COMPETITION AND NON-DISCLOSURE.

(a)

To induce the Bank to enter into this Agreement, Executive agrees that while employed by the Bank and during the Restricted Period after the termination of employment of Executive hereunder, Executive will not, within Brevard, DeSoto, Glades, Hardee, Hendry, Highlands, Indian River, Martin, Okeechobee, Orange, Osceola, Palm Beach, Seminole, or St. Lucie Counties, Florida, or any other county wherein the Bank and/or its subsidiaries and affiliates conducts business through one or more retail branch offices at the date his employment is terminated, as principal, agent, trustee or through the agency or on behalf of any corporation, partnership, association, trust or agent or agency, (i) engage in the business of banking, fiduciary services, securities or insurance brokerage, investment management or services, lending or deposit taking (individually and collectively, the “Business”), (ii) control or beneficially own (directly or indirectly) 5% or more of the outstanding capital stock or other ownership interest (a "Principal Stockholder") of any person or entity engaged in or controlling any such Business other than the Company or Bank, or (iii) serve as an officer, director, trustee, agent or employee of any corporation, or as a member, partner, employee or agent of any limited liability company or partnership, or as an owner, trustee, employee or agent of any other business or entity, where Executive’s responsibilities include directly or indirectly conducting such Business within Brevard, DeSoto, Glades, Hardee, Hendry, Highlands, Indian River, Martin, Okeechobee, Orange, Palm Beach, or St. Lucie Counties, Florida, or any other county wherein the Bank and/or its affiliates conducts business through one or more retail branch offices at the date his employment is terminated.  Executive further agrees that during the two (2) years following the termination of Executive’s employment with the Bank, he will not solicit any employee of the Bank, the Company, or any of their affiliates to leave their employment for any reason or otherwise interfere with any employment relationships of the Company, the Bank, or their affiliates.  In the event that the provisions of this Section 6(a) should be deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be reformed automatically to the maximum time or geographic limitations so permitted.

(b)

Executive recognizes and acknowledges that he will have access to certain confidential information of the Bank and its subsidiaries and affiliates, including, without limitation, customer lists, credit information, organization, pricing, mark-ups, commissions, and other information and that all such information constitutes valuable, special and unique property of the Bank and its subsidiaries and affiliates.  Such information, together with any information regarded as “trade secrets” under Florida law, is herein referred to as "Trade Secrets".  Executive will not disclose or directly or indirectly utilize, in any manner, any such Trade Secrets for his own benefit or the benefit of anyone other than the Bank and its subsidiaries and affiliates or disclose Trade Secrets to anyone other than bank regulatory agencies or to a court upon order thereof.  In the event of a breach or threatened breach by Executive of the provisions of this Section 6(b), the Bank, or any subsidiary or affiliate of the Bank shall be entitled to an injunction or temporary restraining order preventing Executive and any others from disclosing or utilizing, or attempting to disclose or utilize, in whole or in part, such Trade Secrets.  Nothing herein shall be construed as prohibiting or limiting the Bank, or any subsidiary or affiliate of the Bank from also exercising any other available rights or remedies for such breach or threatened breach, including, without limitation, the recovery of damages from Executive or others.

(c) General.

The Executive acknowledges and agrees that the payments for services hereunder, and his rights and benefits under this Agreement are contingent upon his compliance with the provisions of this Section 6.  The Executive recognizes and agrees that the Bank will suffer irreparable harm in the event that Executive violates any of the provisions of this Section 6.  The Executive and the Bank understand and agree that the purpose of this Section 6 is to protect the Bank's and its affiliates’ legitimate business interests, as more fully described below, and is not intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor.  The Executive and the Bank acknowledge and agree that the provisions of this Section 6 are not made in connection with Executive’s former services for the Bank, but rather are intended to protect the Bank’s interests.  The Executive hereby acknowledges that the restrictions set forth in this Section 6 are reasonable and that they do not, and will not, unduly impair his ability to earn a living.

7.  ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement other than as a result of the provisions of Section 6 hereof, shall be settled exclusively by arbitration.  Each party shall appoint one arbitrator and shall notify, in writing, the other party of such appointment and request the other party to appoint one arbitrator within thirty (30) days of receipt of such request.  If the party so requested fails to appoint an arbitrator, the party making the request shall be entitled to designate two arbitrators.  The two arbitrators shall select a third.  The written decision of a majority of the arbitrators shall be binding upon the Bank, the Company and Executive and enforceable by law.  The arbitrators shall, by majority vote, determine the place for hearing, the rules of procedure, and allocation of the expenses of the arbitration.  Absent any written agreement to the contrary, the rules of the American Arbitration Association shall apply to any arbitration proceedings.

8.  APPLICATION OF CODE SECTION 280G.

If any payment of Severance Benefits hereunder shall be determined to be an "excess parachute payment", as defined by Section 280G of the Internal Revenue Code of 1986, as amended (the "Code" ), which subjects Executive to an excise tax under Section 4999(a) of the Code, the Bank shall pay a supplemental benefit equal to the excise tax and all state and federal income taxes on the supplemental benefit.  Executive agrees to fully cooperate with the Bank should the Bank determine to challenge, for whatever reason, any determination by the Internal Revenue Service that Severance Benefits paid hereunder constitute "excess parachute payments" as defined by Section 280G of the Code.

9.  SUCCESSORS: BINDING AGREEMENT.

(a)

This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), to all or substantially all of the business and/or assets of the Bank and/or the Company regardless of whether such occurrence constitutes a Change in Control hereunder and the Bank and the Company shall require any such successor to expressly assume and agree to perform this Agreement.  As used in this Agreement, "Company" and "Bank" shall mean the Company and Bank as herein respectively defined and any successors or assignees to their respective business and/or assets as aforesaid,  which is required by this Agreement to assume and perform this Agreement, whether by operation of law or otherwise. In the event any successor to the Company has total assets in excess of $8 billion and does not maintain a Florida-based holding company, then the term "successor" shall only include the bank resulting from such transaction.

(b)

This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amount would still be payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

10. MISCELLANEOUS.

(a)

All notices required or permitted hereunder shall be given in writing by delivery or by Registered or Certified Mail (postage prepaid), at the following addresses or at such other places as shall be designated in writing:

Executive:

9 Mandalay Road

Sewalls Point, Florida 34996

Bank or the Company:

815 Colorado Avenue

Stuart, Florida 34994

Attn:  Mr. Dennis S. Hudson, III

(b)

If any provision of this Agreement shall be determined to be void by any court or arbitral authority of competent jurisdiction, then such determination shall not affect any provisions of this Agreement, all of which shall remain in full force and effect.

(c)

The failure of the parties to complain of any act or omission on the part of either party, no matter how long the same may continue, shall not be deemed to be a waiver of any rights hereunder.

(d)

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  It may be modified or terminated only by a writing signed by the party against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

(e)

The recitals contained in this Agreement are expressly made a part hereof.  Herein, references to any gender shall include all genders, and the singular shall include the plural and vice versa.  The words “include”, “including” and derivations thereof shall mean without limitation by reason of enumeration or otherwise.

(f)

This Agreement represents the entire understanding and agreement among the parties and supersedes any prior agreements or understandings with respect to the subject matter hereof.  It is intended and agreed that the Bank and its direct and indirect subsidiaries and affiliates are express beneficiaries of this Agreement and may enforce the provisions hereof to the same extent as the Bank.

(g)

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

(Signatures on following page)

ATI-2246926v2

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Holland Employment Agreement

IN WITNESS WHEREOF, Executive has executed this Agreement and the Bank has caused this Agreement to be executed under seal by its undersigned officer, thereunto duly authorized as of the day and year first above written.

EXECUTIVE

/s/ Harry R. Holland, III

Harry R. Holland, III

SEACOAST NATIONAL BANK

By: Dennis S. Hudson, III

(SEAL)

     Dennis S. Hudson, III

     Chairman and Chief Executive Officer

ATI-2246926v2

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Holland Employment Agreement